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                                                                     Exhibit 5.1






                                December 5, 2003

Secured Diversified Investment, Ltd.
5030 Campus Drive, Suite 100
Newport Beach, California 92660

         RE: 2003 Stock Incentive Plan and 2003 Non-Employee Director Stock Incentive Plan

Gentlemen:

         I have acted as special counsel to Secured Diversified Investment, Ltd., a Nevada corporation (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), relating to the offer and sale of (i) a maximum of 10,000,000 shares of the Company's Common Stock, par value $0.01 per share (the "Employee Incentive Shares") pursuant to the Company's 2003 Stock Incentive Plan ("Employee Incentive Plan"), (ii) a maximum of 5,000,000 shares of the Company's Common Stock (the "Non-Employee Director Incentive Shares") pursuant to the Company's 2003 Non-Employee Director Stock Incentive Plan (the "Non-Employee Incentive Plan"), adopted by the Company's Board of Directors on August 16, 2003 (collectively, the "Incentive Plans") and (iii) 200,000 shares of Common Stock issued to Mark Taggatz pursuant to a Consulting Agreement (the "Consulting Shares"). The Employee Incentive Shares, the Non-Employee Director Incentive Shares and the Consulting Shares are collectively hereafter referred to as the "Incentive Shares" and the Employee Incentive Plan and the Non-Employee Director Incentive Plan are hereafter collectively referred to as the "Incentive Plans." In connection with the Registration Statement, I have been requested to express an opinion with respect to the legality of the Incentive Shares. Capitalized terms used but not defined herein shall have the meanings given them in the Incentive Plans.

         In this connection, I have examined the Company's Articles of Incorporation, resolutions of the Company's Board of Directors (the "Committee"), the Incentive Plans, certificates of representatives of the Company and such other instruments, certificates, records and documents as I have deemed necessary as the basis for the opinions set forth below.

         In our examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of originals of such copies.

         In addition, I have assumed that the documents listed above have not been and will not be altered, amended, or supplemented in any respect material to our opinions stated herein. I have conducted no independent factual investigation but rather have relied solely upon the documents listed above and the information set forth therein.

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Secured Diversified Investment, Ltd.
December 5, 2003
Page 2 of 2



         With respect to the opinion set forth below, I express no opinion as to whether the issuance of the Incentive Shares when and if issued in accordance with the terms of the Incentive Plans violate Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes (Combinations with Interested Shareholders). Those sections have application only to combinations or transactions involving "interested stockholders", as that term is defined in
Section 78.423 of the Nevada Revised Statutes. An interested stockholder is generally defined in that section as a person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the issued and outstanding voting shares of a resident domestic corporation, or (2) an affiliate or associate of a resident domestic corporation which at any time within three years immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then issued and outstanding voting shares of the resident domestic corporation.

         Based upon and subject to the foregoing, I am of the opinion that if previously issued, or when and if issued in accordance with the terms of the respective Incentive Plans, the Incentive Shares will be duly authorized, legally and validly issued, fully paid and non-assessable.

         In giving the opinions as expressed above, I express no opinion as to the laws of any other jurisdiction or as to the federal laws of the United States. The opinions set forth herein are limited to the date hereof and the applicable law on the date hereof, and I undertake no responsibility to update these opinions.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                     Sincerely,


                                          /s/ CHRISTOPHER A. WILSON, ESQ.